TURNKEY CONSTRUCTION AGREEMENT
                         -------------------------------

THIS  AGREEMENT  ("Agreement")  made  as  of  the  2  day  of  October,  2000.

BETWEEN:

               PLANET EARTH DESIGN BUILD INC., a Corporation incorporated under the laws of Yukon Territory having its principal place of business located at 54 Mill Street West, Milverton, Ontario, N0K 1M0

                                                                        ("PEDB")

AND:

               RICHMOND BIO CONVERSION INC., a Company incorporated under the laws of British Columbia and having an office at 11611 Twigg Place, Richmond, B.C. V6V 2K7

                                                                       ("NEWCO")

WHEREAS NEWCO intends to engage the professional services of PEDB in connection with the project as (hereinafter described as the "Project") such Project being construction of:

               NEWCO Bio Conversion Inc. Thermo Master(TM) Plant located at or about 11611 Twigg Place, Richmond, B.C.

NOW THEREFORE NEWCO and PEDB, in consideration of their mutual promises, duties and responsibilities to each other as set forth herein, AGREE AS FOLLOWS:

1    THE SERVICES

1.1 PEDB shall provide and perform for NEWCO the services ("Services") described in Schedule 1 to this Agreement, which are generally described as:

               Project Management, Engineering, Procurement and Construction for the construction or reconstruction of a Thermo Master(TM) Plant on property located at or about 11611 Twigg Place, Richmond, B.C.

1.2 The Services shall be performed generally in accordance with Schedule 5 to this Agreement.

2     AGREEMENT

2.1 The following documents are specifically incorporated into this Agreement by reference and shall be interpreted and construed in the same manner and to the same effect as if repeated verbatim herein:

     SCHEDULE     DESCRIPTION
     --------     -----------

        1        SCOPE  OF  WORK/SERVICES
        2        COMPENSATION
        3        GENERAL  CONDITIONS
        4        SPECIAL  CONDITIONS
        5        PROJECT  SCHEDULE
        6        DRAWINGS

3    CONTRACT PRICE AND PAYMENT

3.1 NEWCO agrees to pay PEDB, in the manner specified in the General Conditions in Schedule 3 and the Compensation provisions specified in Schedule 2 to this Agreement, which compensation shall be subject to adjustments as may be required in accordance with the provisions of the Agreement.

4    ADDRESSES FOR NOTICES

4.1 All notices (the "Notices") under this Agreement shall be in writing and shall be delivered by person, sent by prepaid registered mail or transmitted by facsimile or other form of electronic media, provided that in the case of transmission by facsimile or other form of electronic media, such system is satisfactorily tested immediately prior to transmission and confirmation of receipt is obtained. Such notices shall be addressed as follows:

      TO  PEDB:

            Planet  Earth  Design  Build  Inc.
            54  Mill  Street  West,
            Milverton,  Ontario  N0K  1M0

            Attention:     Mr.  Perry  Smith
            Fax  No.:     (519)  595-8770

        TO  NEWCO:

             Richmond  Bio  Conversion  Inc.
             11611  Twigg  Place
             Richmond,  B.C.  V6V  2K7

             Attention:     The  President


4.2 Notices delivered in accordance with the Agreement will be deemed to have been given and received on the day delivered if delivered by prepaid registered mail or on the day received if transmitted by fax or other electronic media, but only if received at the specified address of the recipient prior to 4:30 p.m. on the relevant business day, otherwise the Notice will be deemed to have been given and received on the immediately following business day. In case of postal strike, slowdown or other postal disruption, notices shall not be mailed but either delivered by hand or transmitted by facsimile or other form of electronic media, in accordance with the Agreement.

5    EXECUTION BY FAX

5.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. All of these counterparts will for all purposes constitute one agreement, binding on the parties, notwithstanding that all parties are not signatories to the same counterpart. A faxed transcribed copy or photocopy of this Agreement executed by a party in counterpart or otherwise will constitute a properly executed, delivered and binding agreement or counterpart of the executing party.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above written.

PLANET  EARTH  DESIGN  BUILD  INC.          RICHMOND  BIO  CONVERSION  INC.
/S/  Perry  Smith          /S/  Edwin  Kroeker
-----------------          -------------------
Signature          Signature

                                   SCHEDULE 1

                                SCOPE OF SERVICES


PART  A  -  SERVICES  INCLUDED

PEDB  shall  provide  the  following  services:

1.   CONSULTING, ADVISORY AND PREDESIGN SERVICES

1.1  Acting as NEWCO's agent as required in connection with the Project;

1.2 Preparing an Engineering Program based upon NEWCO's written instructions in accordance with the Agreement;

1.3 Assessing and advising on the appropriateness of the program of inspection and testing services which may be required by NEWCO or imposed by law, for the execution of the Project by the Contractor;

1.4 At the option of NEWCO, preparing preliminary estimates of the cost of the Work and Contract Time;

1.5 Preparing submissions required for regulatory and municipal approvals and assisting NEWCO to apply for such required regulatory and municipal approvals.

2.     ENGINEERING  SERVICES

2.1  PEDB will be responsible for performing the following engineering services:

     2.1.1General engineering and conceptual design services to describe and define the Project sufficient to allow detailed design to be performed by Suppliers of equipment, materials, products and systems to be incorporated into the Project.

     2.1.2 Coordinate with Suppliers regarding interface requirements.

     2.1.3Obtain, prepare and review for the site on which the Plant is intended to be located such surveys, including topographical and geodetic surveys, soil reports, soil sampling, water analyses, testing, subsurface investigations, zoning restrictions and utility locations as may be required by PEDB to assess the most suitable location on the site for the Project. The cost of obtaining such information shall be a Reimbursable Cost to PEDB.

2.2 PEDB will perform the Engineering Services described in this Section 2 in two phases more particularly described, without limiting the generality of the foregoing, as follows:

     2.2.1Phase One: Based upon the General Technical Specifications, as defined in Section  1.26 of the  General  Conditions  at  Schedule  3, to this
          Agreement, PEDB will provide conceptual design services. These services will include preparing the following in preliminary form: schematic designs; design development documents; general site layout; plot plan; grading plan; general building and equipment arrangement; building requirements in terms of general specifications, sizes and overall shape and configuration; equipment list; calculations and diagrams; environmental and utilities information as required to assist NEWCO in obtaining required permits, licenses and approvals; erosion control plan before and after construction; process and instrumentation diagrams; and detailed written Project description.

     2.2.2Phase Two: From the documents prepared during Phase One, referred to in subsection 2.2.1 above PEDB will prepare plans, drawings, and specifications (the "Drawings and Specifications") setting forth the requirements for the construction and equipping of the Project.

3.   PROJECT MANAGEMENT SERVICES PRIOR TO CONSTRUCTION PHASE

     From the date of execution of this Agreement to the date that the construction phase of the Project commences, PEDB will provide the following services:

3.1  CONSULTATION DURING PROJECT DEVELOPMENT

     Such consultation to include:

     3.1.1 Review conceptual designs during development;

     3.1.2 Advise on site use and improvements;

     3.1.3 Advise on selection of materials, building systems and equipment;

     3.1.4Provide recommendations on construction  feasibility,  availability of materials and labour, time requirements for installation and construction, factors related to cost, including costs of alternative designs or materials, preliminary budgets, and possible economies; and

     3.1.5Prepare bid documents, technical specifications, Contracts, other agreements and documents.

3.2  SCHEDULING

     Such  scheduling  services  to  include  the  following:

     3.2.1 Supervise, schedule and coordinate all Project activities;

     3.2.2 Prepare a Project Schedule;

     3.2.3Update the Project Schedule as required, incorporating a detailed schedule for the construction of the Project;

     3.2.4Utilize   critical  path  methods  and  procedures,   using  realistic
          activities, sequences and duration, including: dates for release of bid packages; allocation of labour and materials; processing of shop drawings and samples; and delivery of products requiring long lead-time procurement;

     3.2.5Develop general construction schedules for the Contractors;

     3.2.6Include NEWCO's occupancy requirements, indicating those portions of the Project that have occupancy priority;

     3.2.7Establish completion dates for construction and supply phases of the Project and for final completion of the Project; and

     3.2.8Keep NEWCO  informed  as to the status of and  changes in the  Project
          Schedule.

4.   CONSTRUCTION BUDGET

     PEDB will prepare a Construction Budget as soon as major Project requirements have been identified, and will periodically update the Construction Budget. PEDB will also prepare a detailed line item estimate based on a quantity survey of drawings and specifications and update and refine this estimate as the development of the Drawings and Specifications proceeds.

5.   COORDINATION OF CONSTRUCTION CONTRACTS

     PEDB will review the Contracts as they are prepared by or on behalf of NEWCO and will recommend alternative solutions whenever design details affect construction feasibility or schedules.

6.   PROCUREMENT AND CONTRACTING

     PEDB will procure and coordinate the delivery of all equipment, materials and services required for the engineering, construction and commissioning of the Project, such procurement and contracting to include the following:

6.1 Prepare a procurement schedule for planning and monitoring the purchase of goods and services for the Project to meet the overall Project Schedule;

6.2 Evaluate and pre-qualify selected bidders. For each bid package to be issued recommend a list of no less than three and no more than eight qualified bidders;

6.3 Prepare standard bid documents for including with each bid set. This includes standard bid documents, Invitation to Bid Forms, Bid Forms, Standard Bid Information Requests, Site Conditions, Standards and Requirements, General Conditions, Special Conditions, Terms and Conditions of Purchase Order/Contract, Information to Bidders and Information to Contractors;

6.4 Prepare bid packages for each bid such packages to include Bidders List, Technical Specifications, Drawings, and standard bid package attachments;

6.5  Organize and Coordinate pre-bid site meetings;

6.6  Receive bids from Suppliers and Contractors;

6.7  Recommend equipment, materials and products for purchase;

6.8 Expedite the procurement of long-lead items in accordance with purchase specifications to obtain delivery by the date scheduled in the Project Schedule;

6.9 Prepare bid specifications and prepare documents to facilitate the bidding and awarding of Contracts, allowing for phased construction and taking into consideration such factors as time of performance, availability of labour, overlapping trade jurisdictions, provisions for temporary facilities, and existing operations;

6.10 Determine applicable requirements for equal employment opportunity programs
     and  union  labour  requirements   compatible  with  NEWCO's  labour  union
     agreements for inclusion in Contracts;

6.11 Administer labour relations to minimize labour disputes during the Project;

6.12 Review the Contracts to eliminate areas of conflict and overlap in work to be performed by the various Contractors, and prepare pre-qualification criteria for bidders. Prepare lists of pre-qualified bidders in co-operation with NEWCO;

6.13 Solicit interest of prospective Suppliers and Contractors in the Project;

6.14 Receive and analyse competitive bids for the various Contracts and select appropriate Contractors and Suppliers. Provide consultation services to TTTI on technical and commercial matters as and when reasonably required; and

6.15 Initiate, maintain and monitor safety precautions and programs in connection with the Project to minimise personal injuries and property damage. This will include the development of a Project Safety Program compatible with NEWCO's standards.

7.   PROCUREMENT

     PEDB will procure all equipment and services required for the completion of the Project, such services to include preparation of procurement plans and schedules.

8.   CONSTRUCTION MANAGEMENT SERVICES

8.1 PEDB will establish and implement an on-site organization structure and lines of authority, as required, for the exchange of information and instructions between PEDB, PEDB's Subconsultants, NEWCO, the Contractors and the Suppliers with respect to all construction, budget and scheduling aspects of the Project.

8.2 PEDB will provide and maintain sufficient and competent full-time staff at the Site to review, inspect, co-ordinate and direct the overall work and progress of the Contractors and Suppliers.

8.3 PEDB will appoint, and will inform NEWCO of such an appointment, a Construction Manager who will be:

     8.3.1 Fully acquainted with the Project;

     8.3.2 Available for consultation with NEWCO; and

     8.3.3Present at the Site as required when construction is performed at Site.

8.4 PEDB may substitute or replace the Construction Manager and will inform NEWCO of any such change.

8.5  With regard to Contractors and Suppliers, PEDB will:

     8.5.1 Co-ordinate the work of the Contractors and Suppliers;

     8.5.2Co-ordinate the work of the Contractors and Suppliers with the activities and responsibilities of NEWCO;

     8.5.3Require Contractors and Suppliers to handle and warehouse (according to the manufacturer's recommendations) materials, supplies, products, equipment and systems for permanent and temporary construction;

     8.5.4Require  the   Contractors   and   Suppliers  to  maintain  the  work,
          materials, supplies, products, equipment and systems free from injury or damage, including injury or damage from rain, wind, snow, storm, heat, or cold; and

     8.5.5Obtain from the Contractors and Suppliers certificates of insurance and performance bonds and review same for general compliance with the insurance and bonding requirements of their Contracts.

8.6 PEDB will schedule delivery of, expedite and receive at Site purchases and supplied equipment and, in connection with such equipment, will:

     8.6.1Implement   expediting   procedures  to  maintain  equipment  delivery
          schedules;

     8.6.2Implement equipment receiving procedures, including checking against purchase orders, inspecting for damage, preparing damage claims if necessary, recommending approval of invoices for payment, controlling holdbacks and presenting backcharges;

     8.6.3 Arrange warehousing of equipment received; and

     8.6.4Co-ordinate with NEWCO for the warehousing of spare parts and consumable materials for the Project.

9.   PERMITS AND APPROVALS

9.1  PEDB will assist NEWCO to:

     9.1.1Obtain any necessary permits, licenses, certificates, including, building permits and special permits, authorizations and certificates for permanent improvements and equipment that may be required for the Project, excluding permits for inspection or temporary facilities required to be obtained directly by the various Contractors;

     9.1.2 Obtain necessary approvals from the authorities having jurisdiction;

     9.1.3Obtain any necessary permits, licenses, certificates or approvals required by authorities having jurisdiction;

     9.1.4Collect from Contractors and Suppliers such information,  calculations and other  materials  that may be necessary  to prepare  documentation normally required to obtain approvals, permits, licenses and certificates from authorities having jurisdiction and which can only be obtained by NEWCO; and

     9.1.5Comply  with  applicable   laws,   regulations  and   requirements  of
          authorities having jurisdiction over the Project.

10.  SCHEDULE CONTROL

10.1 PEDB will review the adequacy and ability of the Contractors' and Suppliers' personnel and equipment and the availability of materials, products, supplies and systems required to meet the Project Schedule.

10.2 PEDB will schedule and conduct weekly progress meetings at which the Contractors, Suppliers, PEDB and NEWCO may discuss such matters as co-ordination, procedures, progress, problems and scheduling.

10.3 On a regular basis, PEDB will monitor and update the Project Schedule as construction progresses, and will:

     10.3.1 Keep NEWCO regularly informed of changes in the Project Schedule;

     10.3.2  Review  schedule   problems  with  Contractors  and  Suppliers  and
          recommend courses of action to NEWCO if Contractors or Suppliers are not meeting the requirements of their Contracts;

     10.3.3  Identify   potential   variances  between  scheduled  and  probable
          completion dates;

     10.3.4 Review the Project Schedule for work not started, delayed or incomplete and recommend adjustments in the Project Schedule to NEWCO, Suppliers and Contractors to meet the probable completion date; and

     10.3.5 On a monthly basis, provide summary reports of all changes that occurred during the month in the Project Schedule.

11.  COST CONTROL

11.1 PEDB will adopt a mutually satisfactory Cost Control Procedure ("Cost Control Procedure") for monitoring costs during construction, consistent with the provisions of the Agreement. The Cost Control Procedure will include details of accounts, audits, orders, Contracts, invoices, payrolls, insurance, financial reports, progress reports and all other major administrative procedures and policies.

11.2 PEDB will use on-site monitoring and supervision to monitor, control and estimate cost during construction in accordance with the Cost Control Procedure for cost control established prior to commencement of construction, and will:

     11.2.1 Revise and refine the initially approved Construction Budget;

     11.2.2 Incorporate approved changes to the Construction Budget as they occur;

     11.2.3 Develop cash flow reports and forecasts as required;

     11.2.4  Identify   variances   between   actual,   budgeted  and  estimated
          construction costs as applicable and advise NEWCO;

     11.2.5 Maintain cost accounting records on authorized work performed on a unit price, actual cost or force account basis; and

     11.2.6 Monitor all materials, equipment and labour entering into the Work for purposes of progress payments to Contractors.

11.3 PEDB will have the authority to exceed the Construction Budget without the NEWCO's prior approval, but not without first informing NEWCO of such an anticipated cost overrun, subject to the following conditions:

     11.3.1 For a specific item, piece of equipment or component required for a given sector or phase of a Project if the expected increase in cost does not exceed 10% of the amount originally budgeted for that specific item, equipment or component; and

     11.3.2 For a particular phase or sector of the Project if the expected increase in cost does not exceed 5% of the amount originally budgeted for completion of that particular phase or sector of the Project.

11.4 NEWCO  will  be  provided  with  access  to  all  PEDB's  records,   books,
     correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to the Project.

11.5 PEDB will preserve all such records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda, and similar data relating to the Project for a period of three (3) years from the date of Final Payment, or for such longer period as may be required by law.

12.  PAYMENTS TO CONTRACTORS AND SUPPLIERS

12.1 PEDB will develop and implement a system for the review and processing of applications for progress payments and final payments by Contractors and Suppliers. This system will include the review of such applications for correctness, completeness and compliance with contractual requirements, including waivers of liens, inspections, and backcharges for faulty work and equipment.

13.  CHANGE ORDERS

13.1 PEDB will develop and implement a system for reviewing and processing of Change Orders under the Contracts and will:

     13.1.1 Determine and approve any necessary or desirable Changes;

     13.1.2 Review requests for Changes from Contractors and Suppliers; and

     13.1.4 Notify NEWCO of all Change Orders made.

14.  MONITORING AND INSPECTION

14.1 PEDB will monitor the construction work in progress, including that of the Contractors and Suppliers, for compliance with the requirements of the overall design for the Project, the Contracts, the Purchase Orders and the Supplier Contracts. If any construction work is found not to be in compliance with the foregoing, or is otherwise found to be defective or deficient, then PEDB, provided it has been given appropriate authority under the Contracts, and if PEDB has not been given appropriate authority then NEWCO, will:

     14.1.1 Require the Contractor or Supplier to stop all or any portion of its work and require special inspection or testing of such work to be performed to determine whether it is in compliance with the requirements of the applicable Contract or Purchase Order, whether or not such work is then fabricated, installed or completed; and

     14.1.2 Reject and cause to be remedied the work which does not conform to the requirements of the Contracts or Purchase Orders, or which is defective or unlawful for any reason.

14.2 Provided, however, that any monitoring or inspection, or failure to monitor or inspect, by PEDB shall not relieve the Contractors or Suppliers from their responsibility for construction means, methods, techniques, sequence and procedures, nor from their responsibility to carry out their Contracts strictly in accordance with their terms.

14.3 With regard to Project safety, PEDB will:

     14.3.1 Designate a responsible member of PEDB's organization whose duties will include safety at the Site; and

     14.3.2 Monitor compliance by Contractors, Suppliers and others at the Site with the Project Safety Program initiated by PEDB for the Project, other safety requirements and the programs of authorities having jurisdiction, provided however that such monitoring will not relieve the Contractors or Suppliers of their sole responsibilities for the safety of persons and property, for compliance with the requirements of all authorities having jurisdiction with regard to the performance of their work for the Project or from their sole responsibility to carry out their Contracts strictly in accordance with Contract's terms.

15.  CONTRACTS

15.1 PEDB  will  reproduce  and  distribute  copies of the  Contracts  and other
     documents   required  for  bidding  and  field   purposes.   The  costs  of
     reproduction and distribution will be Reimbursable Costs to PEDB.

16.  CONTRACT INTERPRETATION

16.1 If PEDB is expressly given authority by NEWCO in the Contracts to interpret design intent, then PEDB will do so in an unbiased and impartial manner and NEWCO will accept such interpretations. If PEDB is not given such authority in the Contracts, then PEDB will refer all questions relating to the interpretation of design intent and the Contract to NEWCO, together with PEDB's recommendations regarding the same.

17.  SHOP DRAWINGS AND SAMPLES

17.1 PEDB will review and approve for general conformance with design all shop drawings, product data and samples submitted by Contractors and Suppliers. PEDB will establish and implement procedures for expediting, processing and approving shop drawings, product data and samples.

18.  REPORTS AND PROJECT SITE DOCUMENTS

18.1 PEDB will record the progress of the Project and will submit written progress reports to NEWCO on a weekly basis, or at such other frequency and times as NEWCO may reasonably request. The progress reports will include information on the Contractor's work, status of Supplier Contracts, the percentage of completion, whether the Project is on schedule, updates to the Project Schedule, a listing of Change Orders and other relevant documents. PEDB will keep a daily Project report available for review by NEWCO and will:

     18.1.1 Maintain a current record at the Site of all necessary Contracts, shop drawings, samples, purchases, materials, equipment, maintenance and operating manuals, instructions, and other documents, including revisions thereto, which arise out of the Contracts or the Project;

     18.1.2 Obtain from Contractors and Suppliers a current set of record drawings, specifications, and operating and maintenance manuals. At the completion of the Project, PEDB will deliver to NEWCO;

          (a)  Copies of record drawings including: one (1) electronic copy, two
               (2) reproducible copies (sepias) and four (4) prints, (b) Two (2) copies of all specifications, design standards and site reports
               (c) Four (4) copies of all operation and maintenance manuals.

     18.1.3 Prepare, maintain and submit to NEWCO cost-control summary reports, cost-control log, quotation log, vendor log and other reports as necessary or as required by NEWCO.

19.  START-UP ASSISTANCE AND SUPERVISION

19.1 PEDB's construction management staff will assist in and direct the initial start-up and testing of equipment and systems by the Contractors. PEDB will provide service under a separate Commissioning and Training Agreement for start-up assistance and supervision.

20.  CHECK-OUT AND COMMISSIONING

20.1 In connection with the check-out and commissioning of equipment and components of the Project, PEDB will, under the Commissioning and Training Agreement perform the following services:

     20.1.1  Arrange  for  and   schedule   such   installation   and   start-up
          representatives of Suppliers as PEDB may consider necessary to be present during start-up;

     20.1.2 Schedule the final check-out of equipment by piece and by area;

     20.1.3 In conjunction with the maintenance personnel;

          (A) direct the check out of utilities, equipment and operating systems by the Contractors; and

          (B) check equipment and installation of equipment for compliance with the requirements of the manufacturers of such equipment;

     20.1.4 Schedule and implement test running and test start-up procedures and
          performance   tests  to   demonstrate   compliance   with   guaranteed
          performance levels; and

     20.1.5 Co-ordinate the take over by NEWCO's operation personnel of equipment from Suppliers and Contractors of equipment, by area.

21.  COMMISSIONING AND START-UP

21.1 PEDB will provide NEWCO with ten days notice in advance of the date commissioning of the Project will commence.

21.2 PEDB, under the Commissioning and Training Agreement, will provide commissioning personnel who will supervise the commissioning of the Project after start-up. NEWCO will provide operation personnel throughout the commissioning period who will take instructions from PEDB's commissioning personnel.

21.3 PEDB will co-ordinate the commissioning personnel of the Contractors and Suppliers.

21.4 During commissioning of the Project, PEDB will monitor the check-out of utilities and the operation of systems and equipment by the Contractors, Suppliers and NEWCO's personnel for readiness, calibration of controls and equipment, functional verification testing, and other initial operation functions associated with the start-up and commissioning of the Project as a whole.

22.  OPERATIONS MANUAL

22.1 PEDB will prepare an operations manual for the completed Project. Training of NEWCO's plant operation personnel, if required by NEWCO, will be provided under the Commissioning and Training Agreement.

23.  SUBSTANTIAL PERFORMANCE

23.1 PEDB will determine and certify the date of Substantial Performance of the Project and the date of Substantial Performance of each of the construction Contracts. PEDB will prepare for each Contract a deficiency list of incomplete or unsatisfactory items and a schedule for their completion. PEDB will monitor and review the correction and completion by the Contractors of all defects and deficiencies on their respective deficiency lists.

24.  TOTAL PERFORMANCE

24.1 PEDB will determine and certify the dates of total performance of each of the Contracts. PEDB will obtain and transmit to NEWCO the guarantees, affidavits, releases, bonds and waivers required by the Contracts. PEDB will turn over to NEWCO all necessary keys, manuals, record drawings and maintenance manuals received from the Contractors.

25.  FINAL INSPECTION PRIOR TO EXPIRY OF WARRANTY

25.1 At the request of NEWCO, PEDB will inspect the Project 60 to 90 days prior to the end of the guarantee period provided for in the Contracts with the Contractors and Suppliers, and PEDB will provide to NEWCO a detailed written report of any non-conformities or deficiencies covered by such guarantees.

26.  CLAIM ASSISTANCE

26.1 If any claim or action is made or brought against NEWCO by any Contractor or Supplier, PEDB will assist NEWCO in evaluating and defending against such claim or action. Provided that such evaluation and assistance does not require a time commitment of more than three (3) working days of an officer or employee of PEDB, such assistance will be provided without charge. If such evaluation and assistance extends beyond three (3) working days NEWCO will pay PEDB at a rate equivalent to PEDB's normal chargeout rates, plus expenses, for this additional period .

27.  POST-CONSTRUCTION SERVICES:

27.1 PEDB will conduct a final Project review and will advise NEWCO as to continuing or newly-observed defects or deficiencies in the Project observed during that review.

28.  SCHEDULE FOR PERFORMANCE OF SERVICES

28.1 PEDB will provide the Services generally in accordance with the Schedule for Engineering attached as Appendix A to this Schedule 1, Scope of Services.

29.  DRAWINGS TO BE PROVIDED BY PEDB

29.1 PEDB will prepare the necessary drawings for the Project for tendering and construction purposes according to the List of Drawings to be provided, attached as appendix B to this Schedule 1. Suppliers and Contractors will be responsible for all drawings according to this same appendix B.

29.2 PEDB will determine the actual number of drawings required for the fulfilment of its responsibilities under this Agreement. If PEDB determines that it is not necessary to supply all drawings included on the List of Drawings in appendix B to this Schedule 1 PEDB will not be required to supply such drawings. If PEDB is required to supply more than an additional 5% of the number of drawings listed on the list of drawings to be provided in appendix B to this Schedule 1 then NEWCO will pay PEDB for preparing and providing those drawings based on PEDB's normal hourly chargeout rates.

29.3 PEDB will provide copies of the following documents in the following quantities to NEWCO for its review:


Drawing Type and Destination                            Print                      Reproducable
----------------------------------  ---------------------------------------------  ------------
a)                                  General Layouts, Process and Instrument
                                    Diagrams and Electrical Drawings:

i)                                  Conceptual                                                2  0

ii)                                 Certified                                                 2  1

b)                                  Other Engineering Drawings Certified                      2  1

c)                                  Design Standards and Specifications Certified             2  0

d)                                  Vendor Drawings:

i)                                  Preliminary                                               3  0

ii)                                 Certified                                                 3  0

e)                                  Vendor Manuals                                            4  0

f)                                  Site Surveys and Reports                                  2  0

PART  B  -  SERVICES  EXCLUDED

PEDB will not be required to provide the following services, rather these services, as required for the execution of the Project, will be procured by PEDB on behalf of, and in the name of NEWCO:

1.   GENERAL

1.1  All geological investigation and geotechnical engineering;

1.2  Advising on insurance and bonding;

1.3  All environmental investigations, consulting and advice;

1.4 All work and services related to hazardous substances, including but not limited to encountering, handling, treating or disposing of hazardous substances;

1.5  All services or work related to nuclear hazards;

1.6 All services and work indicated in the Turnkey Construction Agreement to be provided by TTTI; and

1.7  All other  services and work not  specifically  mentioned in Part A of this
     Schedule 1.

PART  C  -  ADDITIONAL  SERVICES

The following Services shall constitute additional Services for which PEDB shall be paid additional compensation under the Commissioning and Training Agreement or under the Maintenance Services Agreement to be entered into by PEDB and NEWCO.

1.   GENERAL

1.1  Training of operating and maintenance staff;

1.2 Post-start-up services and assistance for operation or maintenance of the project facilities.

     SCHEDULE  1  -  APPENDIX  A

     SCHEDULE  FOR  ENGINEERING

     SCHEDULE  1  -  APPENDIX  B

     LIST  OF  DRAWINGS  TO  BE  PROVIDED

                                   SCHEDULE 2

                                  COMPENSATION



1.0  FIXED FEE

1.1 NEWCO will pay a lump sum, fixed fee to PEDB in the following amount (the "Fixed Fee"), exclusive of all Taxes and custom duties:

     All amounts at Cost plus 15%

1.2 NEWCO shall pay, in addition to the Fixed Fee, all applicable Taxes and custom duties.

1.3 The Fixed Fee will be subject to adjustment based on changes to the Services required by NEWCO under this Agreement.

1.4  The Fixed Fee shall be paid to PEDB in accordance with the following:

     1.4.1A down payment of cost plus fifteen percent (15%) of the Fixed Fee within 14 days of receipt by NEWCO of PEDB's invoice therefor, less any advance paid to PEDB by NEWCO prior to or upon execution of this Turnkey Construction Agreement; and

     1.4.2The balance of the Fixed Fee in instalments in accordance with the following schedule of progress payments - Cost plus 15%.

2.0  REIMBURSABLE COSTS AND FLAT RATE CHARGES

2.1 In addition to the amounts to be paid to PEDB as provided for elsewhere in the Turnkey Construction Agreement, PEDB shall be paid by NEWCO the following reimbursable costs and flat rate charges:

2.2 The cost of obtaining surveys, including topographical and geodetic surveys, soil reports, soil sampling, water analyses, testing, subsurface investigations, zoning restrictions and utility locations as may be required by PEDB to assess the most suitable location on the Site for the Project;

2.3 The cost of reproduction and delivery of information, drawings, specifications and other documents necessary for the Project, including but not limited to plans, drawings, specifications, contracts and purchase orders;

2.4  The expense of long distance telephone calls, telegrams and telex;

2.5 The expense of reproduction and delivery of information, drawings, specifications and other documents necessary to the Project, and fees paid for securing approvals, permits or licenses from regulatory agencies having jurisdiction over the Project;

2.6 The expense of transport, subsistence and lodging in connection with the Project. Car expenses shall be charged at $0.35 per kilometre, and other means of travel at cost plus 15%;

2.7 The costs to PEDB that can be demonstrated to result from the insolvency or failure to perform of any Contractor or Subcontractor;

2.8 The costs of quality assurance such as independent inspection and testing services;

2.9 Charges levied by authorities having jurisdiction over the Project which were not reasonably foreseeable at the time of execution of this Agreement;

2.10 Premiums for all bonds and insurance which PEDB may be requested by NEWCO to provide over and above those normally maintained by PEDB, unless specified elsewhere in this Agreement to be provided without charge to NEWCO;

2.11 Costs incurred due to emergencies affecting the safety of persons or property;

2.12 Legal costs, incurred by PEDB, arising out of the performance of this Agreement provided that such do not arise out of any negligence or failure to perform this Agreement in accordance with its provisions;

2.13 Costs incurred by PEDB, with NEWCO's permission, in expediting the rejected work or the warranty work of Contractors and Subcontractors;

2.14 The costs of auditing when requested by NEWCO;

2.15 The cost of all advertising incidental to the Project; and

2.16 All other costs reasonably incurred by PEDB in the performance of the Services.

3.0 Any reimbursable costs specified in the immediately preceding Section 2 that are internal costs to PEDB shall be reimbursed at the prevailing rates charge by other consultants in the same jurisdiction as PEDB for such costs. Items for which there are no prevailing rates shall be reimbursed at a rate to reflect PEDB's reasonable internal cost.

4.0 In addition to the above reimbursable costs and flat rate charges, PEDB shall be entitled to and paid a markup of 15% on such reimbursable costs and flat rate charges to compensate PEDB for office services, administration, handling and carrying costs.

                                     SCHEDULE  3
                                GENERAL  CONDITIONS

                                    CONTENTS
                                    --------




                                                   PAGE
                                                   ----

  1.  DEFINITIONS AND INTERPRETATION                 1

  2.  PEDB'S SERVICES . . . . . . . . . . . . . . .  6

  3.  COST ESTIMATES. . . . . . . . . . . . . . . .  6

  4.  CAD DRAWINGS, COMPUTER SOFTWARE AND DATA. . .  7

  5.  STANDARD OF SERVICES. . . . . . . . . . . . .  8

  6.  CHANGES . . . . . . . . . . . . . . . . . . .  9

  7.  EMPLOYEES AND SUBCONSULTANTS OF PEDB. . . . .  9

  8.  NEWCO'S RIGHTS AND RESPONSIBILITIES . . . . .  9

  9.  CONTRACTORS . . . . . . . . . . . . . . . . .  9

 10.  SCHEDULE, DELAYS AND SUSPENSION OF WORK . . .  9

 11.  FORCE MAJEURE . . . . . . . . . . . . . . . .  9

 12.  WARRANTIES AND REPRESENTATIONS. . . . . . . .  9

 13.  TAXES AND DUTIES. . . . . . . . . . . . . . .  9

 14.  REIMBURSABLE COSTS. . . . . . . . . . . . . .  9

 15.  PROGRESS PAYMENTS AND WITHHOLDING OF PAYMENTS  9

 16.  DAMAGES . . . . . . . . . . . . . . . . . . .  9

 17.  INDEMNIFICATION . . . . . . . . . . . . . . .  9

 18.  INSURANCE . . . . . . . . . . . . . . . . . .  9

 19.  TERMINATION . . . . . . . . . . . . . . . . .  9

 20.  DISPUTE RESOLUTION. . . . . . . . . . . . . .  9

 21.  INTELLECTUAL PROPERTY . . . . . . . . . . . .  9

 22.  HAZARDOUS SUBSTANCES. . . . . . . . . . . . .  9

 23.  SAFETY AND WORKERS COMPENSATION . . . . . . .  9

 24.  COMPLIANCE WITH APPLICABLE LAWS . . . . . . .  9

 25.  WAIVER. . . . . . . . . . . . . . . . . . . .  9

 26.  INDEPENDENT CONTRACTOR. . . . . . . . . . . .  9

 27.  LAW AND LANGUAGE OF THE CONTRACT. . . . . . .  9

 28.  SUCCESSION. . . . . . . . . . . . . . . . . .  9

 29.  ASSIGNMENT. . . . . . . . . . . . . . . . . .  9

 30.  SEVERABILITY. . . . . . . . . . . . . . . . .  9

 31.  ENTIRE CONTRACT . . . . . . . . . . . . . . .  9

                               GENERAL CONDITIONS

1.   DEFINITIONS AND INTERPRETATION

1.1 "AGREEMENT" where used in this agreement means the executed Turnkey Construction Agreement between NEWCO and PEDB, including the attached Schedules incorporated by reference into the Agreement and which form an integral part of the Agreement.

1.2 "AUTHORITIES HAVING JURISDICTION" means such provincial, state, federal, regional, municipal and other authorities and bodies that may or do exercise some measure of control over the Project or Site through any one or more of codes, laws, rules, regulations, ordinances, by-laws, decrees and directions, whether written or unwritten.

1.3 "CHANGE" in relation to the Services means an addition, substitution, deletion, variation, cancellation, omission or delay of part or all of the Services required to be performed or provided under the Agreement but, in relation to the Contract of any Contractor or Supplier, means an addition, substitution, deletion, variation, cancellation, omission or delay of part or all of the work required to be performed or provided under the Contract of that Contractor or Supplier.

1.4 "CHANGE ORDER" in relation to the Services means NEWCO's written authorization to proceed with a Change in the Services, signed by or on behalf of NEWCO and PEDB by their respective authorized representatives but, in relation to the Contract of any Contractor or Supplier, means PEDB's written authorization to changes in the Contracts, signed by PEDB and the Contractor or Supplier or by their respective authorized representatives.

1.5 "CONSEQUENTIAL DAMAGES" to NEWCO means damages, loss, costs and expenses howsoever caused or arising, related to loss of use, loss of actual or anticipated profits, loss of markets, loss of production, loss of productivity, loss of revenue, interest expense, standby time, delay, impacts, overhead and all other indirect and consequential loss, injuries, costs, expenses and damages, including without limitation liability to NEWCO's customers, Contractors, Suppliers and other third parties arising out of any of the foregoing.

1.6 "NEWCO" is the person, firm or corporation identified as such in the executed Agreement.

1.7 "NEWCO'S CONSULTANT" means professionals and other specialists, other than PEDB, engaged by NEWCO directly.

1.8 "CONSTRUCTION BUDGET" means PEDB's estimated Construction Cost including contingencies for cost increases.

1.9 "CONSTRUCTION COST" means the total of all Contracts, Supplier Contracts, Purchase Orders and all other costs of the Project, including all applicable Taxes whether recoverable or not, but does not include the compensation of PEDB and its Subconsultants under this Agreement, the cost of the land, financing costs, legal costs, development costs, or the costs of the employees and consultants of NEWCO.

1.10 "CONSTRUCTION MANAGER" means the representative of PEDB designated as such by PEDB in writing to NEWCO.

1.11 "PEDB" has the meaning specified in the preamble to this Agreement.

1.12 "CONTRACT" and "CONTRACTS" means the agreement(s) with the Contractor(s) for the provision of one or more of labour, services, materials, products, equipment and systems in connection with the construction of the Project.

1.13 "CONTRACT DOCUMENTS" means the documents comprising the Contract or Contracts, as applicable, including but not limited to all plans, drawings, specifications and other documents relating to the Project issued by or through PEDB that are referenced in or otherwise incorporated into the Contracts.

1.14 "CONTRACTOR" and "CONTRACTORS" means the party or parties contracting directly with NEWCO or PEDB as NEWCO's agent for the provision of one or more of labour, services, materials and equipment in connection with the construction of the Project, and unless the context otherwise requires includes Suppliers.

1.15 "CONTRACT TIME" with respect to each Construction Contract means the projected date for substantial performance of the Construction Contract as specified in the Contract between PEDB or NEWCO and the Contractor.

1.16 "COST CONTROL PROCEDURE" has the meaning as defined at 11.1 of Schedule 1 to this Agreement.

1.17 "DAY" and "DAY" means one calendar day.

1.18 "ELECTRONIC INFORMATION" has the meaning as defined at 4.1 of these General Conditions.

1.19 "ENGINEERING PROGRAM" means the package of engineering services required to deliver the specific Turnkey Plant Project, including such things as site engineering, preparation of site specific plant drawings, local engineering tasks and engineering modifications and interpretations which may be required to meet local regulatory requirements;

1.20 "DRAWINGS AND SPECIFICATIONS" means the plans, drawings and specifications prepared by PEDB for the Contracts based on the preliminary design, general layout and specifications for the Project approved by NEWCO.

1.21 "FIELD INSPECTION" means inspection of the Contractor's work by PEDB by applying such random sampling procedures on the site as PEDB in its sole professional discretion considers necessary to enable it to ascertain whether the Contractor is generally carrying out the work in general conformity with the design concepts for the Project.

1.22 "FIELD SERVICES" means the provision of personnel at the Site by PEDB to interpret drawings and specifications, to carry out Field Inspection and to administer and coordinate the Project.

1.23 "FINAL PAYMENT" has the meaning as defined in Section 15.3 to these General Conditions.

1.24 "FIXED FEE" means the fixed fee, if any, which is specifically set out in the executed part of the Agreement between the parties. If there is no fixed fee specified in the executed part of the Agreement then the term "Fixed Fee" wherever used shall be deemed to mean the total fee to be paid to PEDB under the Agreement, as adjusted in accordance with the Agreement.

1.25 "FORCE MAJEURE" and "ACTS OF FORCE MAJEURE" mean acts of any national, civil or military authority, governmental priorities, civil commotion, war, insurrection, acts of the public enemy, riots, epidemics, sabotage, fires, explosions, storms, floods, earthquakes, adverse weather conditions, acts of God, embargoes, injunctions or stoppages of work pursuant to an order of a court or other public authority which order is not issued as a result of an act or fault of either party, inability due to causes beyond the reasonable control of a party to obtain necessary and proper labour or transportation, strike, lock-out or other labour disruption, or delays beyond the reasonable control of a party of carriers and suppliers, and similar events or conditions (excluding financial inability and financial inability to prevent or mitigate any of the foregoing) beyond the reasonable control of a party which delay or prevent that party's performance of the Agreement, provided that such delay or prevention was not caused in whole or in part by that party's wilful act or negligence. Notwithstanding the foregoing, strikes, lock-outs and labour disputes between NEWCO and its employees shall not constitute Force Majeure unless they are part of an industry wide strike, lock-out or labour dispute involving all other unionized companies in the same industry in the jurisdiction in which the Site is located.

1.26 "GENERAL TECHNICAL SPECIFICATIONS" means the general specifications for the Project attached as Schedule 5 to the Agreement.

1.27 "HAZARDOUS SUBSTANCES" means any contaminant, pollutant, dangerous substance, toxic substance, nuclear material or substance, liquid waste, industrial waste, gaseous waste, hauled liquid waste, hazardous material, or hazardous substance as defined or identified pursuant to any federal, provincial, state, regional or municipal statute, by-law, regulation, ordinance, order or publication, or any other applicable law or publication of any authority having jurisdiction, relating to the environment, occupational health and safety, product liability or transportation and, without limiting the generality of the foregoing, includes any soil or any solid, liquid or gaseous substances containing any of the foregoing.

1.28 "NUCLEAR MATERIALS" has the meaning as indicated in section 22.3 of these General Conditions.

1.29 "MONTH" and "MONTH" means one calendar month.

1.30 "OWNER" means the person, firm or corporation that owns the property where the Project is to be located. The Owner may be, but is not necessarily, NEWCO.

1.31 "PLACE OF THE WORK" means the province, state or country in which the designated Site of the Project is located.

1.32 "PROJECT" has the meaning assigned to this executed Agreement.

1.33 "PROJECT MANAGER" means the representative of PEDB designated as such by PEDB in writing to NEWCO.

1.34 "PROJECT SCHEDULE" means initially the preliminary schedule for the Project either attached as a separate schedule to the Agreement or specifically set out in the Agreement, which may be amended or varied from time to time in accordance with the Agreement. If no Project Schedule is attached or specifically set out in the Agreement, then the Project Schedule means the schedule for the Project prepared by PEDB to coordinate and integrate the Services with the construction schedules for the Project.

1.35 "PURCHASE ORDER" means NEWCO's order for the provision of labour, services, equipment, material, products, systems or other items from a Contractor or Supplier.

1.36 "SCHEDULE FOR ENGINEERING" means the schedule specified in or attached to the Agreement and which indicates the general time frame within which the various parts of the Services are to be provided by PEDB. If no separate Schedule for Engineering is included in the Agreement and if specific parts of the Services to be provided by PEDB are clearly and separately identified in the Project Schedule, then the Schedule for Engineering shall be construed to mean those portions only of the Project Schedule that clearly and separately identify the specific Services of PEDB under the Agreement.

1.37 "SERVICES"  means  the  services  of  PEDB  as  defined  in  this  executed
     Agreement.

1.38 "SHOP  DRAWINGS"  means  drawings,  diagrams,   illustrations,   schedules,
     performance charts, technical brochures and other data which are provided by the Contractors or Suppliers to illustrate details of their work.

1.39 "SITE" means the property for which the Services are performed and upon which the Project is located or to be constructed.

1.40 "SUBCONSULTANT" means anyone engaged directly by PEDB in connection with the Project for the provision of one or more of design services, labour, materials, equipment, products, systems or supplies which PEDB is obligated to provide under this Agreement, and includes subconsultants and subcontractors of PEDB.

1.41 "SUBCONTRACTOR" is a person, firm or corporation having a direct contract with a Contractor to perform a part or parts of the Work or to supply products for the Work, including but not limited to products worked to a special design.

1.42 "SUBSTANTIAL PERFORMANCE" of the Project as a whole is as defined in the lien legislation applicable to the Place of the Work. If such legislation is not in force or fails to use or define such term, Substantial Performance means when all of the Work for the Project as a whole is ready to use or is being used for the purpose intended and is so certified by PEDB. In connection with any particular construction Contract, Substantial Performance of the Contract means when the work that is the subject of the Contract is ready to use or is being used for the purpose intended and is so certified by PEDB.

1.43 "SUPPLIER" is a person, firm or corporation contracting directly with NEWCO for the provision of one or more of equipment, materials, products and systems which will form a permanent part of the Work and includes Vendors.

1.44 "TAXES" means all taxes and duties, other than personal and corporate income taxes, imposed by Canada, any province or territory thereof, or any political subdivision of the foregoing or any foreign jurisdiction, and includes without limitation all social services, federal goods and services, value added, sales, use and gross receipts taxes, as well as all import and custom duties, excise taxes and similar taxes and contributions levied or imposed by any level of government or any authority having jurisdiction.

1.45 "TRADE CONTRACTOR" means Subcontractor.

1.46 "VENDOR" is a person, firm or corporation contracting with NEWCO to provide equipment to NEWCO for incorporation into the Project.

1.47 "WORK" means the totality of all labour, materials and equipment used or incorporated into the Project by the Contractors and Suppliers pursuant to the Contracts and Purchase Orders.

1.48 References to an article, clause or paragraph of these General Conditions or any part of the Agreement made by reference to the term "Article", "General Condition", "GC" or some similar designation followed by a number shall be deemed to be a reference to the article, general condition, clause or paragraph of this Agreement plus all clauses, paragraphs and sub-paragraphs containing that number as a prefix.

1.49 Wherever the singular, masculine or neuter is used in this Agreement it shall be construed as if the plural or feminine or body corporate, as the case may be, had been used where the context or the parties so require.

1.50 In the event of any conflict, variation, ambiguity or inconsistency between the terms of the executed Agreement and any schedules attached to the Agreement, the terms and conditions of the Agreement shall prevail and the provisions of any schedules shall govern in the following order of precedence, with the first listed taking priority over those listed after it:

            Scope  of  Work/Services
            Compensation
            Special  Conditions
            General  Conditions
            Specifications/Drawings
            Project  Schedule
            Other  Schedules

     Provided, however, that where any provision in any schedule specifically refers to another schedule or another part of the Agreement by express reference and then expressly modifies or amends that other provision, then such modification or amendment shall take precedence and prevail.

2.   PEDB'S SERVICES

2.1 PEDB will provide the Services to NEWCO in accordance with the terms of the Agreement.

2.2 PEDB will obtain all business permits and licenses that are required of PEDB to perform its Services under the Agreement.

2.3 NEWCO, upon request from PEDB, will employ and pay as NEWCO's Consultants such specialist consultants, including but not limited to geotechnical, environmental, hydrology and other consultants, as PEDB may reasonably require to enable PEDB to provide the Services in a manner satisfactory to PEDB. NEWCO and NEWCO's Consultants shall be solely responsible for the work and services of all NEWCO's Consultants.

2.4 If PEDB or anyone employed by or through PEDB is subpoenaed or otherwise required to attend and testify before any court or in any arbitration proceeding with regard to any matter relating to the Services, other than with regard to a dispute solely between NEWCO and PEDB, then PEDB shall be paid its normal charge out hourly rates for such personnel, plus all costs and expenses, for preparing for and testifying before such court or arbitration proceeding.

3.   COST ESTIMATES

3.1 PEDB will not be responsible for overruns in estimates of Construction Costs contained within the Construction Budget. As neither PEDB nor NEWCO has control over the cost of labour, materials or equipment, or over the Contractor's methods of determining bid prices, or over competitive bidding, market or negotiating conditions, PEDB cannot and does not warrant or represent that bids or negotiated prices will not vary from any estimates of Construction Cost by PEDB. PEDB in any event shall not be liable or responsible for any variance from any estimated or budgeted
     Construction Cost or Project budget, whether established under the Agreement or otherwise, and any such variance shall not constitute grounds for NEWCO withholding fees or any other payments due to PEDB.

3.2 If the bidding or negotiation phase for the Work to be constructed by a Contractor has not commenced within three months after PEDB submits the tender documents to NEWCO, the budget for the Construction Cost shall be adjusted to reflect any change in the general level of prices in the construction industry between the date of submission of the tender documents to NEWCO and the date on which tenders are sought.

4.   CAD DRAWINGS, COMPUTER SOFTWARE AND DATA

4.1 Unless otherwise expressly provided in the Agreement and initialled by PEDB at the time of execution of the Agreement, the provision to NEWCO by PEDB of any computer software, computer data, CAD drawings or computer hardware (the "Electronic Information"), including providing same by or through electronic media such as disk or tape or by or through electronic transfer, shall be provided subject to the following terms and conditions and express limitations of liability:

     4.1.1Electronic Information provided by PEDB will be in the format used by PEDB. PEDB does not warrant compatibility with any computer or any other electronic equipment of NEWCO and PEDB shall not be required to amend or vary the files to accommodate or take into account any incompatibility between the files and the software or hardware used by NEWCO.

     4.1.2PEDB shall not be responsible  for making the  Electronic  Information compatible with any existing or future computer or electronic equipment of NEWCO. Further, PEDB shall not be responsible nor have any liability whatsoever to update any of the Electronic Information in future.

     4.1.3The Electronic Information is provided solely for use in the Project and for no other use or purpose.

     4.1.4All  copyright  and  intellectual   property  rights  in  and  to  the
          Electronic Information shall, as between NEWCO and PEDB, remain the property of PEDB.

     4.1.5PEDB is not responsible for the accuracy of the CAD files and does not represent or warrant that the CAD files contain the latest versions of, or revisions to, the drawings. Further, PEDB does not represent or warrant that the CAD files contain the same information as, or are identical to, the printed versions of the drawings issued to NEWCO or to any Contractor. NEWCO acknowledges, understands and agrees that there may be differences between drawings provided to NEWCO or Contractors in print and the information contained in the CAD files, even if they are apparently identified by the same revision number.

     4.1.6The recipient of any Electronic  Information from PEDB shall be solely responsible for verifying that the CAD files received from PEDB represent drawings identical to the drawings that they receive or have received from PEDB and that the CAD files may represent different versions or variations of the same drawings. The recipient of any Electronic Information shall be solely responsible for ensuring all revisions to drawings by PEDB made subsequent to the version represented by the CAD files provided by PEDB are incorporated into the CAD files which were received, as well as all drawings and files that the recipient has created based on or using those original CAD files.

     4.1.7In the event of any conflict or inconsistency between any drawing issued in print by PEDB and any CAD file, the drawing issued in print shall govern.

     4.1.8PEDB shall bear no liability whatsoever for any computer or other electronic viruses or defects or deficiencies contained in any Electronic Information provided by PEDB to NEWCO or anyone else.

4.2 Notwithstanding any other provision of the Agreement, the only warranty provided with regard to any Electronic Information is that PEDB will replace, at no charge, defective Electronic Information that is returned to PEDB within ninety (90) days of the date it is first provided by PEDB. If PEDB is unable to correct the defective Electronic Information and replace it within such time period as PEDB may consider appropriate in its discretion, then PEDB will refund the cost of the Electronic Information, but excluding the cost of any work or services provided by PEDB with regard to the creation, modification or provision of the Electronic Information to NEWCO. The foregoing is in lieu of all other warranties, express or implied, including but not limited to any and all warranties of merchantability and fitness for purpose, whether implied pursuant to the Agreement, by statute or otherwise. In no event shall PEDB be liable for any Consequential Damages arising out of or relating to the use or inability to use the Electronic Information.

4.3 The provisions of this Section 4 are in addition to all other disclaimers and limitations of liability in the Agreement.

5.   STANDARD OF SERVICES

5.1 Any design, engineering, architectural or other such professional services required by this Agreement to be performed by or through PEDB which are required by law or the authorities having jurisdiction to be performed by licensed or registered professional engineers or architects will be performed by licensed or registered professional engineers and architects.

5.2 In the performance of its Services, PEDB and its Subconsultants will exercise the standard of care normally exercised by licensed or registered professional architectural, engineering, construction management and project management personnel who perform comparable services in the jurisdiction in which the Services are performed.

5.3 PEDB will use reasonable efforts to perform its Services expeditiously and economically, consistent with the interests of both NEWCO and PEDB.

6.   CHANGES

6.1 NEWCO, with PEDB's consent, may make Changes by adding to, deducting from or modifying the Services and shall confirm such Changes by issuing written Change Orders to PEDB. PEDB will not be required to proceed with any Changes in the Services unless provided with a written Change Order signed on behalf of NEWCO. If PEDB encounters a Change and proceeds with the Change prior to obtaining a Change Order signed by NEWCO, then NEWCO will promptly sign and forward to PEDB a Change Order confirming such Change.

6.2 If PEDB and NEWCO fail to agree on the amount to be paid to PEDB for any Change, then PEDB will be paid for its time and for its reimbursable costs based on the schedule of hourly rates and reimbursable costs, if any, specified in the Agreement or, if none is specified, then based on PEDB's normal rates charged for the class of personnel and disbursements involved in the Change. Payment for any Change in accordance with the foregoing shall be in addition to and not included within any Fixed Fee specified in the Agreement.

6.3 If PEDB considers any direction or instruction of NEWCO to constitute a Change but NEWCO fails to agree that the direction or instruction is a Change, then PEDB may, but will not be required to, proceed with the direction or instruction and the issue of whether it constitutes a Change will be resolved in accordance with the dispute resolution provisions of the Agreement. Further, if PEDB performs any work or services beyond that which PEDB believes is required of PEDB under the Agreement and if PEDB and NEWCO subsequently fail to agree on whether such work or services constitutes a Change, then the issue of whether such work or services constitutes a Change will also be resolved in accordance with the dispute resolution provisions of the Agreement. In either event, if it is subsequently determined that any additional work or services are or constitute Changes under the Agreement then PEDB will be paid for the Changes in the same manner and in the same amount as if they had been authorized in writing by NEWCO as Changes prior to their performance by PEDB.

6.4 The schedule for the performance of the Services and, if required, the schedule for the Project as a whole shall be reasonably extended as required by PEDB to accommodate and account for any Changes under the Agreement.

6.5 In an emergency endangering life or property PEDB will perform such additional services and work as may be required to prevent or minimize threatened damage, injury or loss. In such case, PEDB will be paid its reasonable costs of such additional services and work based on the rates specified in the Agreement for personnel and disbursements or, if no such rates are specified in the Agreement then based on PEDB's normal charge out rates for personnel and disbursements.

6.6 If a Change in the Services, including any changes to plans, drawings, specifications or other documents prepared by PEDB, is required by any authorities having jurisdiction over the Project or the Services, or in relation to the manner in which the Services are or have been performed, then PEDB will comply with the requirements of the authorities having jurisdiction and perform such additional services and work as they may require. In such case, PEDB will be paid additional compensation and the schedule shall be adjusted in the same manner and to the same extent as if a Change had been authorized and a Change Order agreed to by both NEWCO and PEDB.

6.7 PEDB will have authority to order minor Changes in the work of the Contracts of the Contractors and Suppliers, provided that they do not involve an adjustment in the price of such contracts or an extension of the Project Schedule, and provided that they are not inconsistent with the intent of those Contracts. Such Changes in the Contracts may be effected by field order or by other written order or direction of PEDB.

6.8 PEDB is not responsible for changes in the requirements of the authorities having jurisdiction which were not reasonably foreseeable by PEDB at the time any parts of the Services affected by those requirements were performed. If such changes in requirements by the authorities having jurisdiction require any completed work or services to be amended or revised, PEDB shall be paid for such amendments and revisions in the same manner as if a Change had been authorized and a Change Order agreed to by both NEWCO and PEDB.


7.   EMPLOYEES AND SUBCONSULTANTS OF PEDB

7.1 All Services required to be performed by PEDB under the Agreement will be performed by or under the supervision of PEDB. All personnel engaged in the performance of the Services by or through PEDB will be qualified by education or experience to perform the work in which they are engaged and shall have such professional qualifications and credentials as may be required by the authorities having jurisdiction over their work.

7.2 Sufficient qualified personnel will be employed by or through PEDB to perform the Services required of PEDB under the Agreement. Such personnel will not be employees of or have any contractual relationship with NEWCO and NEWCO will not, except through PEDB, directly or indirectly employ any such personnel without the prior written consent of PEDB.

7.3 If NEWCO reasonably objects to any personnel employed by or through PEDB on this Project, PEDB will replace or cause to be replaced such personnel with other, similarly qualified personnel.

7.4 PEDB may subcontract part or all of its Services under the Agreement to Subconsultants. PEDB will notify NEWCO of any such subcontracting. PEDB will be responsible for and liable to NEWCO for the parts of the Services performed by its Subconsultants to the same extent as if such parts of the Services were performed directly by PEDB.

7.5 PEDB may, at its discretion, engage directly such specialist consultants, including but not limited to geotechnical, environmental, hydrology and other consultants, as PEDB may reasonably require to enable PEDB to provide the Services in a manner satisfactory to PEDB. Unless such specialist consultants are expressly included in the Services to be provided by PEDB in the Agreement, PEDB shall be reimbursed the cost of the specialist consultants plus such markup for administration, overhead and profit as may be prescribed in a schedule or elsewhere in the Agreement, or if no markup is prescribed, then a markup of 15% percent.

8.   NEWCO'S RIGHTS AND RESPONSIBILITIES

8.1 NEWCO will designate a representative of NEWCO who will be fully acquainted with the scope of the Project and who will have full authority from NEWCO to render decisions promptly and to furnish information expeditiously. Such representative at all times will be available on reasonable notice in person or by telephone.

8.2 NEWCO shall make available to PEDB all relevant information or pertinent data as may be required by PEDB to plan and perform the Services.

8.3 NEWCO will provide and pay for all legal, accounting and insurance services as may be necessary for the Project, including such auditing services as NEWCO may require to verify the Contractor's applications for payment or to ascertain how or for what purpose the monies paid by or on behalf of NEWCO have been used.

8.4 NEWCO, upon request from PEDB, will employ and pay as NEWCO's Consultants such specialist consultants, including but not limited to geotechnical, environmental, hydrology and other consultants, as PEDB may reasonably require to enable PEDB to provide the Services in a manner satisfactory to PEDB. NEWCO and NEWCO's Consultants shall be solely responsible for the work and services of all NEWCO's Consultants.

8.5 NEWCO will, in a timely fashion and within such time periods as may be necessary to avoid delays, interference or additional cost to PEDB, provide to PEDB full information regarding NEWCO's requirements for the Project, including but not limited to NEWCO's design objectives, constraints and criteria, spatial and functional requirements and relationships, flexibility and expandability, special equipment and systems, budgetary limitations, performance and design criteria, time constraints and site requirements. If NEWCO specifies materials or equipment to be used for the Project, or approves the selection of such materials or equipment, then NEWCO shall be solely responsible for the applicability and suitability of the materials or equipment.

8.6 In connection with the design of processes and the Project, NEWCO shall provide to PEDB accurate data, information and conceptual design criteria as may be considered necessary by PEDB and PEDB shall be entitled to rely upon such data and information.

8.7 NEWCO, with the assistance of PEDB, will prepare an initial Construction Budget.

8.8 NEWCO will provide and pay for a legal description and a certified land survey of the site and adjoining properties as necessary for the design of the Project.

8.9 NEWCO will, in a timely fashion and within such time periods as may be specified or necessary to avoid delays, interference or additional cost to PEDB, given consideration to and examine all documents, information and other materials, including sketches, drawings, specifications, tenders, proposals and contracts, submitted by PEDB and provide PEDB with such decisions, directions and approvals as may be considered necessary by PEDB for PEDB to perform its Services. NEWCO shall be deemed to have approved any documents, information and other materials submitted by PEDB unless NEWCO rejects same in writing to PEDB within seven days of submission by PEDB.

8.10 Except as otherwise expressly specified in the Agreement, NEWCO will make all reasonable efforts to obtain all required consents, approvals, licenses and permits from all authorities having jurisdiction.

8.11 NEWCO will promptly and in a timely fashion fulfil its responsibilities to allow the orderly and economical performance and progress of the Services by PEDB and the construction of the Project by others.

8.12 NEWCO will arrange and make provision for the entry and ready access to the Site by PEDB and its Subconsultants as necessary to enable PEDB to perform its Services.

8.13 NEWCO will, as required by PEDB, arrange for the handling, transportation, storage and disposal of Hazardous Substances and other toxic substances encountered on or under the Site.

8.14 If NEWCO becomes aware of any default or defect in the Project or any non-conformance or non-compliance by any Contractor or Supplier with the requirements of any Contract, or by PEDB or any of its Subconsultants, NEWCO will immediately notify PEDB in writing.

8.15 NEWCO will furnish free of charge to PEDB electricity, water, heating oil or gas, telephone, fax, office facilities and toilet facilities on Site.

8.16 If the Services specifically and expressly include any start-up or commissioning responsibilities on the part of PEDB, then NEWCO will provide and pay for all materials and all operation and maintenance personnel required by PEDB to allow PEDB to start-up the Project on a timely basis and in accordance with the Project Schedule. NEWCO's personnel will work under the direction of PEDB during start-up and commissioning of the Project.

9.   CONTRACTORS

9.1 PEDB will, on behalf of NEWCO, request and receive proposals from Contractors and Suppliers and review same with NEWCO. Contracts with Contractors and Suppliers will only be awarded after the proposals are approved by NEWCO.

9.2 If NEWCO elects not to require any Contractor to provide a performance bond and a labour and material payment bond in an amount equal to or greater than one-half the value of the applicable Contract, then PEDB shall be relieved of any liability that PEDB may have to NEWCO in connection with such Contract to the extent that NEWCO's damages, costs and expenses would have been reduced if NEWCO had required the Contractor to provide bonds in a form generally acceptable in the industry and worded so as to include all warranties and guarantees of the Contractor.

10.  SCHEDULE, DELAYS AND SUSPENSION OF WORK

10.1 PEDB shall make every reasonable effort to complete the Services generally in accordance with the time periods set forth in the Schedule for Engineering included in the Agreement. Unless otherwise expressly warranted and guaranteed the Schedule for Engineering shall be considered and deemed approximate only.

10.2 If PEDB is delayed at any time in the progress of the Project or its Services by any Changes in the Services, by any Changes or Change Orders in the Contracts, by any act or neglect of NEWCO, or by any cause beyond the reasonable control of PEDB, including but not limited to any failure of any governmental authority to issue or any inability of NEWCO to obtain necessary consents, grants, permits, licenses, authorizations, approvals, variances or final zoning approvals, or environmental, construction and operating permits, then both the Schedule for Engineering and the Project Schedule will be extended by the amount of time PEDB is delayed by such event(s) and PEDB will be paid additional compensation for all time and costs associated with such delay in accordance with the charge out rates specified in the Agreement for personnel and disbursements or, if no such rates are specified, then in accordance with the rates normally charged by PEDB for such personnel and disbursements. Such compensation shall be in addition to any Fixed Fee otherwise specified in the Agreement.

10.3 NEWCO may, without cause, order PEDB to suspend, delay or interrupt the performance of its Services or the Project in whole or in part for such period of time as NEWCO may determine. Such suspension, delay or interruption will be deemed to be a delay beyond the control of PEDB, in which case:

     10.3.1 both the Schedule for Engineering and the Project Schedule will be adjusted by the amount of the delay and the impact of the delay on such schedules;

     10.3.2 NEWCO will pay PEDB the reasonable increase in cost to PEDB of performing the Agreement as a result of such suspension, delay or interruption by NEWCO;

     10.3.3 PEDB will make reasonable efforts to use the same personnel as previously used in providing the Services upon resumption of the performance of the Services and reserves the right to substitute other personnel if the original personnel are no longer available, whether due to other commitments of the personnel, other commitments of PEDB, changes of employment, illness, incapacity, death or otherwise; and

     10.3.4 if the period of suspension exceeds 90 days on a cumulative basis, unless PEDB otherwise agrees in writing, the Agreement will be deemed to be terminated effective as of the 90th day and PEDB shall then be compensated in the same manner as if the Agreement had been terminated pursuant to Section 19 to this Schedule effective as of that day.

10.4 If any part of the Services are provided on a "fast track" or expedited basis, pursuant to which there is insufficient time to properly review, co-ordinate and check all drawings, designs and specifications in detail before proceeding with tendering and construction activities, or pursuant to which engineering, design, drawings and specifications proceed coincidentally with tendering and construction activities, then PEDB shall not be responsible or liable for any errors or omissions in the performance of the Services and, as between PEDB and NEWCO, NEWCO shall be solely responsible for all additional costs, damages and delays incurred by PEDB, NEWCO, the Contractors and the Suppliers.

11.  FORCE MAJEURE

11.1 Neither party will be deemed to be in breach of the Agreement if its failure to perform or if its delay in performing any obligation is due wholly or in part to Force Majeure.

11.2 Except to the extent allowed elsewhere in the Agreement for specific acts or events of Force Majeure, each party will be solely responsible for its own costs and expenses suffered or incurred as a result of Force Majeure.

11.3 Each of NEWCO and PEDB will notify the other promptly of any failure to perform or any delay in performing due to Force Majeure and will, as soon as practicable, provide an estimate to the other party as to when the obligation will be performed. Unless NEWCO and PEDB otherwise agree, the time for performing the obligation shall be extended for a reasonable period of time, which will be not less than the length of the delay resulting from such a cause. Both NEWCO and PEDB will explore all reasonable avenues and alternatives available to avoid or mitigate such delays.

11.4 If the obligation of either party is delayed by a period of not less than three consecutive months due to Force Majeure, and if NEWCO and PEDB have not agreed upon a revised basis for performing the obligation, then either party may upon 30 days prior written notice terminate the Agreement, in which case PEDB will be paid in the same manner as if the Agreement was terminated pursuant to Section 19 of this Schedule as of the 30th day after the date written notice of termination was provided as aforesaid.

12.  WARRANTIES AND REPRESENTATIONS

12.1 PEDB represents and warrants that it is financially solvent, able to pay its debts as they mature, possessed of sufficient working capital to complete the Agreement and is experienced in and competent to perform the Services contemplated by the Agreement.

12.2 NEWCO represents and warrants that it is financially solvent, able to pay its debts as they mature, possessed of sufficient working capital and has sufficient construction financing available to complete the Agreement and the Project.

12.3 NEWCO represents and warrants that there are no Hazardous Substances under, in or on the Site except as specifically disclosed on a schedule attached to the Agreement. Unless the Agreement otherwise expressly provides to the contrary, NEWCO shall be solely responsible for the storage, removal, remediation or other treatment of all Hazardous Substances in accordance with the requirements of all authorities having jurisdiction, whether or not such Hazardous Substances are disclosed on a schedule to the Agreement or otherwise. Further, if Hazardous Substances are discovered that are not disclosed on an attached schedule, NEWCO will be solely responsible at its cost for taking all necessary steps to render the Hazardous Substances harmless and removing them from Site. The Project Schedule and schedule for the performance of the Services will be extended and, in addition to any compensation otherwise due to PEDB, all additional time and costs incurred by PEDB as a result of the presence of Hazardous Substances shall be paid to PEDB, based on the charge out rates for personnel and disbursements specified in the Agreement or, if none are specified, then based on PEDB's normal charge out rates for personnel and disbursements in the same manner as pursuant to a duly authorized Change Order.

12.4 Each party represents and warrants that it has full power and authority to enter into and perform the Agreement, that all necessary proceedings have been taken to authorize it to enter into the Agreement, that the Agreement has been signed by a duly authorized representative of such party, and that upon signing such party shall thereby be validly bound. Each party acknowledges that it has read the Agreement, understands it and agrees to be bound by it.

13.  TAXES AND DUTIES

13.1 Subject to express and specific provisions to the contrary in the executed Agreement, NEWCO shall pay all Taxes required or imposed by law or by any authority having jurisdiction and which may be applicable to the fees, reimbursable costs or other amounts or compensation paid to PEDB under the Agreement. NEWCO will make all returns or reports, or both, required in connection with all such Taxes.

13.2 NEWCO will, as between NEWCO and PEDB, be solely responsible for paying or ensuring the payment of all Taxes required to be paid in connection with the Contracts of the Contractors, Subcontractors and Suppliers and the provision of any equipment, materials, products and systems directly by NEWCO for the Project.

14.  REIMBURSABLE COSTS

14.1 Subject to a clear and express provision to the contrary elsewhere in the Agreement, in addition to the fee to be paid to PEDB, NEWCO shall pay those Reimbursable Costs and flat rate charges of PEDB that are expressly set out in the Agreement or any schedules to the Agreement as Reimbursable Costs or flat rate charges or, if none are set out, then those which are normally charged by other consultants for similar services in the same jurisdiction as PEDB. PEDB's normal mark-up, not less than fifteen (15%) percent, shall apply to all such disbursements to cover PEDB's administration, overhead and profit.

15.  PROGRESS PAYMENTS AND WITHHOLDING OF PAYMENTS

15.1 PEDB will submit its invoice for payment to NEWCO in accordance with the payment provisions contained in the Agreement and any schedules to the Agreement, which invoice will describe the services rendered and the reimbursable costs incurred during the applicable invoice period. If no payment provisions are set out elsewhere in the Agreement, invoices will be submitted on or before the 10th day of each month. NEWCO will make payment to PEDB within fourteen (14) days after receipt of PEDB's invoice.

15.2 NEWCO shall promptly and no later than 10 days after receipt of an invoice from PEDB notify PEDB of any dispute over such invoice. However, failure to notify PEDB in accordance with the foregoing and the making of payment for such invoice shall not constitute a waiver or an estoppel of any right NEWCO may have to dispute such invoice if such invoice contains a mistake readily apparent on its face.

15.3 Thirty (30) days after the earlier of Substantial Performance of the Agreement and Substantial Performance of the Project as a whole, PEDB will submit an invoice for final payment ("Final Payment"), which will be in an amount equal to the sum of the unpaid balance of PEDB's fee or Fixed Fee, as applicable, plus any amounts previously withheld and the amount of any unpaid time and reimbursable costs and expenses. NEWCO shall pay PEDB the Final Payment within 15 days of the date of receipt of such invoice.

15.4 NEWCO may withhold from payments otherwise due to PEDB only such amounts as are reasonable and which are expressly agreed to between NEWCO and PEDB to be withheld for work or services still to be performed by PEDB, or which may be required to secure NEWCO against any liens which reasonable evidence discloses may be filed by Subconsultants of PEDB against NEWCO.

15.5 If NEWCO fails to pay PEDB any payment when due, or if PEDB has reasonable grounds for suspecting NEWCO may be unable to make further payments to PEDB and, if upon request from PEDB NEWCO fails to provide evidence satisfactory to PEDB, of its financial ability to make further payments to PEDB under the Agreement, PEDB may, at its option, elect to suspend or terminate the Agreement, in which case all payments due to PEDB and all compensation and termination expenses of PEDB will immediately become due, which compensation and termination expenses shall include, but are not limited to, the payments specified in section 19 to this Schedule.

15.6 If NEWCO fails to make payments to PEDB as they become due under the terms of the Agreement or pursuant to an award by arbitration or court, interest of 18% compounded annually on such unpaid amounts shall also become due and payable until payments are brought up to date. Such interest will be calculated and added to any unpaid monthly invoices. If the preceding provision contradicts or is unenforceable due to any rule or statutory provision regarding interest on overdue accounts, the preceding provision shall be deemed to be amended to provide for and specify a rate of interest equivalent to the foregoing but expressed in language and on terms that conforms to such rule or legislation.

16.  DAMAGES

16.1 In consideration of the premises and of the provision of the Services by PEDB to NEWCO under the Agreement, NEWCO agrees that any and all claims which it has or may have against PEDB, in any way arising out of or related to PEDB's performance or non-performance of the Agreement (hereinafter referred to in this Section 16 as "claims" or "claim"), whether such claims sound in contract, tort or otherwise, shall be absolutely limited to direct damages only and shall in no circumstance exceed the lesser of:

     16.1.1 ten (10%) of the total amount paid to PEDB by NEWCO for the Services rendered under the Agreement;

     16.1.2 the amount of insurance actually available to PEDB to indemnify PEDB for such damages; or

     16.1.3 fifty thousand ($50,000.00) dollars.

          In no  event  shall  PEDB be  liable  to NEWCO  for any  Consequential
          Damages.

16.2 PEDB will not be liable for damages, interest, costs or any other expenses arising out of the failure of any manufactured product or equipment, or any manufactured or factory assembled system of components, to perform in accordance with the manufacturer's specifications, advertising, product literature or written documentation on which PEDB relied in the performance of the Services, including but not limited to the preparation of the design, construction or supplementary documents, Contracts or other documents.

16.3 PEDB will not be liable for any claim, action or suit arising out of or in connection with the inappropriate use of the Project by NEWCO or its agents, employees or Consultants.

16.4 Unless PEDB had actual and express knowledge of deficiencies in the Project caused by the breaches of contract or negligent acts or omissions of the Contractor or Suppliers at the time of such breaches of contract or negligent acts or omissions and then failed to require the Contractor or Supplier to remedy same, PEDB will not be responsible to NEWCO for any deficiencies in the Work or for the acts or omissions of the Contractors, Suppliers or any other persons not employed by or through PEDB, or for the failure of any of them to carry out the Work in accordance with their respective Contracts.

16.5 PEDB will not have control, charge or supervision of, nor responsibility for, construction means, methods, techniques, sequences, or procedures, all of which shall be the sole responsibility of the Contractors.

16.6 NEWCO acknowledges, understands and agrees that some design changes and changes in the Contracts of the Contractors and Suppliers inevitably occur due to inadvertent errors or omissions caused by schedule constraints, changes in requirements by NEWCO and authorities having jurisdiction, and other causes beyond the control of PEDB. NEWCO acknowledges and agrees that PEDB shall not be liable for any Changes in the Contracts or for any additional compensation required to be paid to the Contractors or Suppliers except to the extent that such Changes or additional compensation are caused solely by the correction of design errors and provided further that the cost of such corrections exceeds the original fixed, lump sum price for such Contracts by more than fifteen (15%) percent.

16.7 PEDB's liability for all claims of NEWCO shall absolutely cease to exist after a period of 12 months from the earlier of the date of:

     16.7.1 substantial completion of the Agreement;

     16.7.2 Substantial Performance of the Project;

     16.7.3 suspension or abandonment of the Project;

     16.7.4 termination of PEDB's Services or the Agreement; or

     16.7.5 commencement of the limitation period for claims prescribed by any statute of the province, territory or state of the Place of the Work.

17.  INDEMNIFICATION

17.1 Subject to any limitations of liability in the Agreement, PEDB will at its own cost and expense, including attorney fees, defend, indemnify and hold harmless NEWCO and its agents and employees from and against the following:

     17.1.1 all claims or liens of Subconsultants of PEDB arising out of PEDB's failure to pay its Subconsultants in accordance with its agreements with those Subconsultants, provided such failure is not caused by a failure of NEWCO to make payment to PEDB;

     17.1.2 all fines, penalties, assessments or other exactions imposed by any governmental authority by reason of PEDB's failure to comply with the Agreement; and

     17.1.3 all claims, damages, losses and expenses, including attorney fees, arising out of or resulting from the performance of the Agreement, provided that any such claim, damage, loss or expense:

          (a) is attributable to bodily injury, sickness, disease or death, or to injury or destruction of tangible property (other than some part of the Project itself); and

          (b) is caused solely by, or to the extent it is caused by, any negligent act or omission of PEDB or any of its officers, agents, employees, representatives, Subconsultants, or anyone directly or indirectly employed by any of them.

17.2 NEWCO will at its own cost and expense, such cost and expense to include attorney fees, defend, indemnify and hold harmless PEDB, its agents and employees, from and against the following:

     17.2.1 all claims or liens of NEWCO's Consultants and Contractors;

     17.2.2 all fines, penalties, assessments or other exactions imposed by any governmental authority by reason of NEWCO's failure to comply with the Agreement;

     17.2.3 all claims, damages, losses and expenses, including attorney fees, arising out of or resulting from the performance of the Agreement or the construction of the Project, provided that any such claim, damage, loss or expense;

          (a) is attributable to bodily injury, sickness, disease or death, or to injury or destruction of tangible property (other than some part of the Project itself); and

          (b) is caused solely by, or to the extent it is caused by, any negligent act or omission of NEWCO or any of its officers, agents, employees, representatives, Consultants, Contractors, Suppliers or anyone directly or indirectly employed by any of them;

     17.2.4 all claims, damages, losses and expenses incurred as a result of a defect in title or ownership of the lands on which the Project is or is to be located; and

     17.2.5 all claims, damages, losses, expenses, fines, penalties and assessments, including but not limited to fines, penalties, assessments and other exactions imposed by any governmental authority and actual legal fees and disbursements, arising out of, relating to, resulting from or in any way connected with the actual, potential or alleged presence, release, escape or discharge of any Hazardous Substances on, in or under the Site howsoever caused and whether occurring prior to or after the date of the Agreement. Without limiting the generality of the foregoing, such indemnity extends to claims which arise or are alleged to arise out of the actual or threatened dispersal, discharge, escape, release or saturation (whether sudden or gradual) of any Hazardous Substances in or into the atmosphere, or on, upon, in or into any one or more of the surface or subsurface soils, water, watercourses, persons, objects, structures or any other tangible matter.

18.  INSURANCE

18.1 Unless otherwise agreed in writing, PEDB shall be responsible for obtaining and paying for comprehensive general liability insurance in an amount of not less than $5,000,000 each occurrence for combined bodily injury and property damage plus property insurance covering the value of property owned or leased by PEDB. PEDB will also ensure all vehicles used in the performance of the Services are insured and that vehicles owned by PEDB have limits of liability for bodily injury and property damage of not less than $5,000,000.

18.2 The insurance coverages mentioned in section 18.1 will be obtained from insurance companies licensed to do business in the country where the plant is located or in such other country as PEDB deems appropriate.

18.3 If PEDB fails to provide or maintain the insurance coverage required to be provided or maintained by PEDB by the Agreement, then NEWCO may obtain such insurance and deduct the cost of such insurance from any payments otherwise due to PEDB under the Agreement.

18.4 Copies of all policies, applicable endorsements and certificates of insurance will be available for inspection by NEWCO and, upon request, will be provided to NEWCO.

18.5 NEWCO will purchase Wrap-Up Comprehensive General Liability insurance, Builders' All-Risk insurance and all other insurance for the Project. NEWCO shall cause PEDB, its Subconsultants, directors, officers, employees and agents, to be added as named insureds to such policies, and shall include cross-liability and waiver of subrogation clauses as necessary to afford each of the named insureds with the maximum protection and least exposure possible. Further, to the extent that such insurance duplicates any insurance required to be provided by PEDB under the Agreement, the insurance required to be provided by PEDB shall be deemed to be excess insurance and PEDB, in its discretion, may cancel its policies or parts of policies so as to avoid such duplicate or excess coverage.

19.  TERMINATION

19.1 If PEDB is adjudged bankrupt, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if it disregards laws, ordinance, rules, regulations or orders of any authority having jurisdiction in a material way, or subject to the Agreement is otherwise in breach of a material provision of the Agreement, then NEWCO may, without prejudice to any right or remedy and after giving PEDB 90 days written notice, during which period PEDB fails to cure the violation, terminate the Agreement. If it is not possible to cure the violation within the 90 days, PEDB will be deemed to have cured the violation if it commences to cure the violation within those 90 days and provides NEWCO with a schedule indicating the violation will be cured within a reasonable time. Termination by NEWCO in accordance with the foregoing will not affect any rights or remedies NEWCO would otherwise have under the Agreement or which may otherwise be available to NEWCO at law or in equity, including the right to recover damages, nor will any such action relieve PEDB from any consequences or liabilities arising from its acts or omissions.

19.2 NEWCO may, with or without cause, terminate the Agreement upon 180 days' prior written notice to PEDB.

     19.2.1 In the event of termination of the Agreement with or without cause, PEDB will be paid:

          (a) an amount equal to PEDB's fee earned for all services and work performed to the date of termination, as well as to such later date as may reasonably be required by the authorities having jurisdiction and by professional responsibilities of PEDB to perform an orderly termination and winding up of the Agreement and the Project, plus all reimbursable costs reasonably incurred; and

          (b) PEDB's reasonable demobilization costs and expenses, plus any costs and expenses incurred by PEDB in the cancellation of any contracts it has with its Subconsultants.

     19.2.2 In the event of termination of the Agreement without cause PEDB will be paid:

          (a) an amount equivalent to 15% of PEDB's anticipated average return per year for a period of two years from the date of Termination by NEWCO, such anticipated average return to be determined by agreement between the parties.

          19.2.3 After receipt of the payments referred to in Sections 19.2.1 and 19.2.2, PEDB will execute and deliver all such papers and take all such steps including, if requested, the legal assignment of its contractual rights, as NEWCO may reasonably require for the purpose of fully vesting in NEWCO the rights and benefits of PEDB under such obligations or commitments.

19.3 If NEWCO is adjudged bankrupt, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if it disregards laws, ordinance, rules, regulations or orders of any authority having jurisdiction, or fails to make payment to PEDB when due, or is considered by PEDB to be otherwise in breach of a material provision of the Agreement, then PEDB may, without prejudice to any right or remedy and after giving NEWCO 90 days written notice, during which period NEWCO fails to cure the violation, terminate the Agreement. If it is not possible to cure the violation within the 90 days, NEWCO will be deemed to have cured the violation if it commences to cure the violation within those 90 days and provides PEDB with a schedule acceptable to PEDB indicating the violation will be cured within a reasonable time. Termination by PEDB will not affect any of the rights or remedies of PEDB under the Agreement or which may otherwise be available to PEDB at law or in equity, including the right to recover damages, nor will any such action relieve NEWCO from any consequences or liabilities arising from its acts or omissions.

19.4 In addition to any other right of suspension or termination contained elsewhere in these General Conditions or the Agreement, PEDB in its sole discretion may suspend or terminate the Agreement in accordance with the following:

     19.4.1 If NEWCO fails to pay any invoice or account when due, PEDB may suspend all Services upon 5 days written notice to NEWCO. If NEWCO fails to make the payment within 7 days after receipt of notice, PEDB, at is sole option, may elect to immediately terminate the Agreement or suspend the performance of the Services for such period of time as PEDB in its discretion may decide;

     19.4.2 If NEWCO requests PEDB to provide any part of the Services contrary to the professional judgment of PEDB or in a manner contrary to the professional judgment of PEDB or the requirements of any authority having jurisdiction, PEDB may terminate the Agreement immediately upon written notice to NEWCO; and

     19.4.3 If PEDB encounters a conflict in interest in the performance of the Services, which cannot be resolved to the satisfaction of PEDB, PEDB may suspend the Services until such conflict is resolved or may terminate the Agreement after giving reasonable notice to NEWCO, not to exceed 30 days.

20.  DISPUTE RESOLUTION

20.1 If the parties are unable to resolve, by unanimous agreement, any matter arising out of or relating to the terms of the Agreement, or their interpretation, existence, validity, termination or breach, either party may submit the matter to the president of NEWCO and to the president of PEDB for a final determination by them.

20.2 Provided that no other party is or may become involved in a dispute with either or both NEWCO and PEDB related to the subject matter of the dispute, if the respective presidents of NEWCO and PEDB fail to settle the dispute referred to them within thirty (30) days following its submittal to them, all such disputes arising out of or in connection with the Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom may, subject to the written agreement of the respective presidents of TTTI or PEDB, be referred to and finally resolved by arbitration under the rules of the Arbitration and Mediation Institute of Canada Inc. or its successor, or if it is no longer in existence then a suitable arbitration centre located in Ontario, Canada (collectively and individually the "Arbitration Centre"). The appointing authority will be the Arbitration Centre and the case will be administered by the Arbitration Centre in accordance with its procedures for cases under its rules. The Place of Arbitration will be Toronto, Ontario, Canada.

20.3 The award rendered by the arbitrator(s) will be final and binding and judgement may be entered upon it in accordance with applicable law in any court having jurisdiction.

20.4 If either party becomes involved in litigation with another party which involves the same disputes or the same factual or legal issues as the dispute(s) between NEWCO and PEDB, either NEWCO or PEDB may apply to the arbitrator or a court of competent jurisdiction for a stay of any arbitration proceedings then in process, and the arbitrator or court may, if it considers it to be just and convenient to do so, order a stay of the arbitration pending the outcome of the litigation.

21.  INTELLECTUAL PROPERTY

21.1 The following terms used in this Schedule will have the definitions respectively assigned to them in this Schedule, unless the subject matter or context otherwise requires:

     21.1.1 "NEWCO's Technology" means technology, patent information, trade secrets, confidential information and know-how of NEWCO which is not otherwise in the public domain or which is not otherwise known by or available to PEDB from sources independent of NEWCO and includes, but is not limited to, the Thermo Master (TM) Technology licensed by TTTI to NEWCO;

     21.1.2 "Improvements" means any improvement to the Technology or NEWCO's Technology, as applicable, including without limitation any improvement or further invention whether patentable or not relating to the Technology or NEWCO's Technology, as applicable;

     21.1.3 "Patents" means all patents and patent applications owned by, registered in the name of or licensed to PEDB, NEWCO or Thermo Tech which have been filed or issued and which describe and cover various aspects of the Technology; and

     21.1.4 "Technology" means all technology, trade secrets, confidential information and know-how of PEDB related to the design, manufacture, supply, installation, commissioning, operation and maintenance of designed plants, including without limitation: invention disclosures; patent information; confidential information; technology; trade secrets; test procedures and results; business, marketing, cost and product information; processes and process descriptions; plant designs; operating manuals; engineering data, drawings and specifications; operating procedures and parameters; raw material specifications; product specification; quality controls; detailed process flow sheets and data; samples; drawings; data; techniques; studies; knowledge of systems; ideas; models; electronically stored information and all other technical and operational information and any copyrights related thereto.

21.2 Save and except NEWCO's Technology, all right, title and interest in and to the Technology will remain the exclusive property of PEDB and any Technology disclosed to NEWCO will be held in trust and confidence by NEWCO on behalf of PEDB. NEWCO will have a permanent non-exclusive royalty-free license to use any concept, product or process which is patentable, capable of trademark or otherwise, produced by or resulting from the services rendered by PEDB in connection with the Project, for the life of the Project, and for no other purpose or project. NEWCO and PEDB agree that payment of PEDB's fees and reimbursable expenses by NEWCO pursuant to the Agreement is a condition precedent to the aforesaid license.

21.3 The parties agree that all Improvements to the Technology, not including any Improvements to the NEWCO Technology, will be owned by PEDB. NEWCO will inform PEDB of any Improvements in the Technology, made or obtained by NEWCO that NEWCO reasonably considers to be important for improved performance, serviceability or reliability of the Technology. Notice of all such Improvements shall be provided within 90 days of the introduction of such Improvements to NEWCO and shall be accompanied by an offer to supply the Improvement to PEDB free of charge.

21.4 Improvements to NEWCO's Technology will be owned by NEWCO unless the Improvements were discovered or made solely by PEDB, in which case the Improvements will be owned by PEDB and NEWCO will have a non-exclusive royalty-free license to use the Improvement for the Project. PEDB will have a permanent non-exclusive royalty-free license to use any Improvements to NEWCO's Technology, including any concept, product or process which is part of the Improvements to NEWCO's Technology, provided that such Improvements are developed or contributed to by PEDB during the performance of its Services.

21.5 The Technology and all Drawings, Specifications, drawings, plans, models, designs, specifications and other documents prepared by or through PEDB, are instruments of service for the execution of the Project and as such are the exclusive property of PEDB, whether the Project be executed or not, and PEDB reserves the copyright therein and in the Project executed therefrom, and they are not to be used on any other work or project without the prior written agreement of and remuneration to PEDB. NEWCO is entitled to a copy of such documents and specifications as may reasonably be required for record, operation and maintenance purposes, but only in connection with the Project.

21.6 PEDB will indemnify and save NEWCO harmless from and defend NEWCO against any and all loss, cost and damage which NEWCO may hereafter suffer or pay out by reason of any claims or suits against NEWCO arising out of claims of infringement of any domestic or foreign patent rights or copyrights, or use of confidential information by PEDB in performing its obligations hereunder. PEDB and NEWCO each will advise the other promptly in writing of any notice of such claim or the commencement of any suit or action based upon such claim. Upon receipt of such notice, PEDB will undertake the defence of any such suit, action, or claim, and NEWCO will co-operate with PEDB in such defence. PEDB will have charge and direction of the defence of such suit, action or claim, and NEWCO will have the right to be represented therein by advisory counsel of its own selection and at its own expense. Neither PEDB nor NEWCO will settle or compromise any suit, action or claim without the consent of the other party having been first obtained if the settlement or compromise obliges such other party to make any payment or part with any property, to assume any obligation or grant any license or other right, or to be subject to any injunction by reason of such settlement or compromise.

21.7 NEWCO will indemnify and save PEDB harmless from and defend PEDB against any and all loss, cost and damage which PEDB may hereafter suffer or pay out by reason of any claims or suits against PEDB arising out of claims of infringement of any domestic or foreign patent rights or copyrights related to the use of any materials, equipment, products or systems specified, requested or required by NEWCO to be used in the Project or specified by PEDB for use in the Project. PEDB and NEWCO each will advise the other promptly in writing of any notice of such claim or the commencement of any suit or action based upon such claim. Upon receipt of such notice, NEWCO will undertake the defence of any such suit, action, or claim, and PEDB will co-operate with NEWCO in such defence. NEWCO will have charge and direction of the defence of such suit, action or claim, and PEDB will have the right to be represented therein by advisory counsel of its own selection and at its own expense. Neither PEDB nor NEWCO will settle or compromise any suit, action or claim without the consent of the other party having been first obtained if the settlement or compromise obliges such other party to make any payment or part with any property, to assume any obligation or grant any license or other right, or to be subject to any injunction by reason of such settlement or compromise.

CONFIDENTIALITY

21.8 NEWCO will not use, manipulate or exploit any Technology, except in strict accordance with the Project and the terms of the Agreement, nor disclose any Technology to any person who does not strictly require the Technology for the purpose of the Project, and then only to such employees, officers, directors, or representatives of NEWCO as may be reasonably necessary for the construction, operation and maintenance of the Project, provided that NEWCO has first obtained agreements with such employees, officers, directors and representatives to maintain the confidentiality of the Technology.

21.9 NEWCO covenants and agrees:

     21.9.1 To use its best efforts to protect PEDB's commercial interest in the Technology and to keep all Technology disclosed to it confidential, using a standard of care no less than the degree of care that a careful and prudent person would be expected to employ for its own similar business and confidential information;

     21.9.2 to be liable to PEDB for compliance with the terms and conditions of this General Condition by those employees, consultants, agents, officers, directors or other representatives of NEWCO to whom any Technology is disclosed; and

     21.9.3 to require all Consultants of NEWCO and all employees, officers, directors and agents of NEWCO and its Consultants to agree not to compete with PEDB in the provision of any of the Services by PEDB to others, or to assist any other party in competing with PEDB by using and/or revealing some or all of the Technology, provided, however, that the foregoing is not intended to limit NEWCO's or Consultants' right to seek employment or otherwise engage in activities in the fields of the design, manufacture, supply, construction or commissioning of oriented strand board plants if such employment or activities do not involve use of the Technology of PEDB in any way, manner or form whatsoever.

21.10Due to the commercially  valuable and proprietary  nature of the Technology to PEDB and the commercial and trade relationship of the Technology to the nature of PEDB's business operations and potential commercial opportunities, and due to the limited and restricted market for the Technology, the obligations of confidentiality assumed by NEWCO hereunder will apply throughout both North America and all countries in which any part of the Services are performed, for a period of five (5) years from the date the Agreement has been completed and will survive any termination hereof for any reason whatsoever. NEWCO acknowledges and agrees that the foregoing limitations on NEWCO's confidentiality obligations are entirely reasonable and necessary in order to protect the legitimate commercial, trade, business and technical interests of PEDB.

21.11If, prior to disclosure of any part of NEWCO's Technology to PEDB, NEWCO instructs PEDB in writing to keep and maintain that part of NEWCO's Technology in confidence, then PEDB shall not disclose that part of NEWCO's Technology to any person who does not strictly require it for the Project, and then only to such employees, Subconsultants, officers, directors, or representatives of PEDB as may be reasonably necessary for the provision by PEDB of the Services.

21.12PEDB will not, without the prior agreement of NEWCO, divulge information concerning NEWCO and this Project to anyone except as may be required by the terms of the Agreement for the proper performance by PEDB of its Services or by compulsion of law. PEDB will obtain a similar agreement from its Subconsultants. This requirement will survive the termination of the Agreement.

21.13The confidentiality obligations of the parties under the Agreement will not apply to that part of the Technology or to NEWCO's Technology:

21.13.1 which, at the time of disclosure, is within the public domain, or which, after disclosure by one of the parties to the other, becomes readily and lawfully available to the industry or the public, other than by a breach of the Agreement;

     21.13.2 which was independently developed by the party, other than by a breach of the Agreement; and

     21.13.3 which the party is by law compelled to disclose,  provided that the
          party  has  forthwith   notified  the  other  of  any  such  compelled
          disclosure.

22.  HAZARDOUS SUBSTANCES

22.1 At no time shall title to any Hazardous Substances pass or be transferred to PEDB and the Agreement shall not be interpreted in any manner that makes PEDB a "generator", "transporter", or "treatment, storage or disposal facility" under any provincial, federal or state law or provision of any authority having jurisdiction.

22.2 In no event shall PEDB be liable for the actual, potential or alleged presence, release, escape or discharge of any Hazardous Substances on, in or under the Site howsoever caused and whether occurring prior to or after the date of the Agreement, including but not limited to any actual or threatened dispersal, discharge, escape, release or saturation (whether sudden or gradual) of any Hazardous Substances in or into the atmosphere, or on, upon, in or into any one or more of the surface or subsurface soils, water, watercourses, persons, objects, structures or any other tangible matter, or any damages resulting therefrom, and no provision of the Agreement shall impose any such liability on PEDB unless such provision specifically makes express refers to this clause by its General Condition and clause number and further expressly states that this provision does not apply.

22.3 If the Services include the provision or use on Site of any nuclear materials or substances, or any measuring, testing or other equipment containing any nuclear materials or substances (all of the foregoing referred to herein as "Nuclear Materials"):

     22.3.1 PEDB shall not be responsible for any delays to either the Schedule for Engineering or the Project Schedule related to delays in obtaining permits and approvals for the transportation, delivery or use of any Nuclear Materials;

     22.3.2 NEWCO shall be responsible for obtaining all permits for the transportation, delivery and use of any Nuclear Materials from all authorities having jurisdiction;

     22.3.3 NEWCO represents, acknowledges and agrees that it is aware of all potential difficulties and problems associated with the transportation, storage and use of the Nuclear Materials and that NEWCO shall provide adequate and safe storage for such Nuclear Materials on Site and shall provide sufficient training of its personnel in the proper and safe storage, transportation and use of such Nuclear Materials; and

     22.3.4 NEWCO will be responsible for all additional costs and expenses associated with the provision, transportation, storage, training and use of the Nuclear Materials.

23.  SAFETY AND WORKERS COMPENSATION

23.1 In addition to complying with the safety rules and regulations of all authorities having jurisdiction, PEDB will comply with internal safety rules and regulations of NEWCO governing the conduct or welfare of all persons on the Site and provided to PEDB by NEWCO prior to the execution of the Agreement.

23.2 PEDB and NEWCO will comply with the workers' compensation legislation in the jurisdiction in which the Site is located. Upon request from either party, the other party will provide evidence of any required registration by that party in accordance with such legislation and, in addition, evidence of compliance by that party with any requirements to make payments and assessments pursuant to such legislation.

23.3 NEWCO will comply with the requirements of the law of the jurisdiction in which the Plant is to be located with regard to the system for the labelling and warning of Hazardous Substances used in the workplace for all Hazardous Substances brought onto, or existing at, the workplace, other than those brought onto the workplace by PEDB. NEWCO shall provide proper and sufficient training of all personnel of PEDB with regard to handling, storage and use of Hazardous Substances existing on Site or brought onto the workplace by anyone other than PEDB and, unless the costs of such training are expressly specified to be included in the Fixed Fee or any other lump sum compensation under the Agreement, such costs shall constitute an additional service for which PEDB shall be entitled to be paid additional compensation based on the charge out rates specified in the Agreement for personnel and disbursements or, if no such rates are specified, then based on the rates normally charged by PEDB for such personnel and disbursements.

23.4 PEDB will comply with the requirements of the applicable authorities having jurisdiction with regard to any Hazardous Substances brought onto the workplace by PEDB.

24.  COMPLIANCE WITH APPLICABLE LAWS

24.1 If either party determines or discovers that any of the provisions of the Agreement or the Contracts are at variance in any respect with any applicable law or requirement of any authority having jurisdiction, it will promptly notify the other in writing.

25.  WAIVER

25.1 No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right. No single or partial exercise of any right or power under this Agreement will preclude any further or other exercise of such right or power. No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective until the same is in writing. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

26.  INDEPENDENT CONTRACTOR

26.1 PEDB and NEWCO are independent contractors, maintaining independent control over their respective employees and operations. Neither party, nor anyone employed directly or indirectly by either of them, shall be deemed to be a servant, employee or agent of the other party.

27.  LAW AND LANGUAGE OF THE CONTRACT

27.1 The Agreement and the obligations of the parties under the Agreement shall be interpreted, construed and enforced in accordance with the laws of the Province of Ontario, Canada and the parties irrevocably attorn to the jurisdiction of the courts of Ontario, Canada.

27.2 The Agreement is drawn in English at the request of all parties.

28.  SUCCESSION

28.1 The Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

29.  ASSIGNMENT

29.1 Neither party may assign this Agreement without the prior consent in writing of the other.

30.  SEVERABILITY

30.1 If one or more provisions of the Agreement are for any reason held to be illegal, invalid or unenforceable, then such invalidity, illegality or unenforceability shall not affect any other provision thereof, and the Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision or provisions had never been contained therein.

31.  ENTIRE CONTRACT

31.1 The Agreement constitutes the entire agreement and understanding between the parties and cancels and supersedes all prior proposals, agreements, understandings, representations, conditions, warranties, negotiations, discussions and communications, whether oral or written, statutory or otherwise, and whether express or implied, between the parties with respect to the subject matter of the Agreement, save and except to the extent as expressly incorporated in writing into the Agreement. The Agreement may only be amended by instrument signed by all parties to the Agreement.

31.2 Headings and captions used in the Agreement are inserted for convenience of reference only and in no way define, limit or describe the scope or the intent of the Agreement or any part thereof.

                                   SCHEDULE 4
                               SPECIAL CONDITIONS
                               ------------------



                            (LEFT INTENTIONAL BLANK)

                                   SCHEDULE 5
                                PROJECT SCHEDULE
                                ----------------



                            (LEFT INTENTIONAL BLANK)

                                     ------
                                   SCHEDULE 6
                                    DRAWINGS
                                    --------



                            (LEFT INTENTIONAL BLANK)